EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

____________________NAME___________________	_JURISDICTION OF INCORPORATION_

Blue Ridge Pharmaceuticals, Inc.	Delaware
Cardiopet Incorporated	Delaware
Genera Technologies Limited	England and Wales
IDEXX Distribution Corporation	Delaware
IDEXX Europe B.V.	The Netherlands
IDEXX Food Safety Net Services, Inc.	Delaware
IDEXX GmbH	Germany
IDEXX Laboratories B.V.	The Netherlands
IDEXX Laboratories Canada Corporation	Canada
IDEXX Laboratories Foreign Sales Corporation	U.S. Virgin Islands
IDEXX Laboratories Italia S.r.l.	Italy
IDEXX Laboratories, KK	Japan
IDEXX Laboratories Limited	England and Wales
IDEXX Laboratories (NZ) Limited	New Zealand
IDEXX Laboratories Pty. Limited	Australia
IDEXX Laboratories, S. de R.L. de C.V.	Mexico
IDEXX Laboratorios, S.L.	Spain
IDEXX Laboratories (Taiwan) Inc.	Taiwan R.O.C.
IDEXX Logistique et Scientifique Europe S.A.	France
IDEXX Management Services Europe S.A.	France
IDEXX S.A.R.L.	France
IDEXX Scandinavia AB	Sweden
IDEXX Service, S.A. de C.V.	Mexico
IDEXX UK Acquisition Limited	England and Wales
IDEXX Veterinary Services, Inc.	Delaware
TD Acquisition Corp.	Delaware
VetConnect Systems, Inc.	Delaware
Veterinary Pathology Services Pty. Limited	Australia